Exhibit 99.1

American Assets Trust, Inc. Enters into Agreement to Acquire La Jolla Commons in San Diego, California

Company Release – 6/10/19

SAN DIEGO – American Assets Trust, Inc. (NYSE: AAT) (the “Company”) has entered into an agreement to acquire La Jolla Commons, consisting of two trophy office towers, an entitled development parcel and two parking structures, located in the preeminent University Town Center submarket of San Diego, California.

The two LEED platinum office towers at La Jolla Commons were built in 2008 and 2014, respectively and total approximately 724,000 square feet. One tower, consisting of approximately 421,000 square feet, is 100% leased to credit-rated LPL Financial. The other tower, consisting of approximately 303,000 square feet, is approximately 72% leased to such major tenants as U.S. Bank National Association, Paul Hastings LLP and Finch, Thornton & Baird LLP, among others.

La Jolla Commons is walking distance to a range of high-end destination dining, high-scale retail and entertainment and has the benefit of ready access to San Diego’s major freeways and a soon to-be-completed Mid-Coast Trolley line.

The purchase price of $525 million, less a seller credit of approximately $11.5 million, is expected to be paid with a combination of cash on hand and funds drawn against the Company’s existing credit facility.

The acquisition is subject to customary closing conditions. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The Company has over 50 years of acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company’s retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 2,112 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including, among others, risks and uncertainties associated with the satisfaction of closing conditions related to the Company’s pending acquisition of La Jolla Commons. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on February 15, 2019 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607